Exhibit 99

FOR IMMEDIATE RELEASE	January 21, 2021
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF SOUTH CAROLINA MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, January 21, 2021........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of a manufactured home community located in Sumter, South Carolina for a total purchase price of approximately $3.4 million. This community contains 142 developed homesites, of which approximately 49% are occupied. It is situated on approximately 24 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce another value-add acquisition in a new market. Iris Winds is well-located in Sumter, South Carolina. This community is generally in good condition and will benefit from the implementation of our rental home and marketing strategies. We continue to seek additional acquisitions in these new markets and look forward to expanding our footprint in the Southeast.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 126 manufactured home communities with approximately 23,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. In addition, the Company owns a portfolio of REIT securities.

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